EX-99.(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Goldman Sachs ETF II Trust of our reports dated October 25, 2023, relating to the financial statements and financial highlights of each of the funds listed in Appendix A (collectively, the “Funds”), which appear in the Funds’ Annual Reports on Form N-CSR for the period ended August 31, 2023. We also consent to the references to us under the headings “Financial Statements”, “Independent Registered Public Accounting Firm” and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

December 27, 2023

Appendix A

Fund Book	Fund
Goldman Sachs MarketBeta® ETFs II	Goldman Sachs MarketBeta Total International Equity ETF
Goldman Sachs MarketBeta® ETFs II	Goldman Sachs MarketBeta U.S. 1000 Equity ETF